Exhibit 99.1

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

847-530-0249

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS REPORTS THIRD QUARTER 2019 RESULTS

Net Sales and Net Income up 14% and 25% respectively, year over year

Third Quarter Highlights:

•	Produced record Net Sales of $142 million, a 14% increase over Q3 2018
•	Net Income and Adjusted EBITDA increased 25% and 22% respectively, compared to Q3 2018
•	Ongoing positive demand trends for both segments coupled with DDMS initiatives yielding improved results
•	Paid $0.2725 per share cash dividend on September 30, 2019
•	Reaffirming 2019 outlook

November 4, 2019 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the third quarter ended September 30, 2019.

“We have sustained our positive momentum into the third quarter with our strong financial performance reflecting positive demand and strong execution in both segments,” explained Bob McCormick, President and CEO. “We are pleased with the ongoing progress with DDMS in the Solutions segment, which bodes well for the future. We continue to leverage our core competencies in Work Truck Attachments to consistently execute effectively and position the segment for long-term profitable growth. As we head into the fourth quarter, we believe that we are well-positioned to continue to execute and deliver shareholder value.”

Consolidated Third Quarter 2019 Results

$ in millions (except Margins & EPS)	Q3 2019	Q3 2018
Net Sales	$141.9	$124.8
Gross Profit Margin	28.2%	28.0%

Income from Operations	$19.9	$15.5
Net Income	$12.4	$9.9
Diluted EPS	$0.53	$0.43

Adjusted EBITDA	$25.1	$20.5
Adjusted EBITDA Margin	17.7%	16.4%
Adjusted Net Income	$12.8	$10.1
Adjusted Diluted EPS	$0.55	$0.44

Douglas Dynamics – Third Quarter 2019

•	Record third quarter Net Sales were mainly attributable to ongoing favorable demand trends.
•	Increased Adjusted EBITDA related to continued strength in the Work Truck Attachments segment and improved operational performance in the Work Truck Solutions segment, plus pricing increases in both segments.
•	Gross Profit Margin was in-line with the prior year, while Adjusted EBITDA Margin increased 130 basis points.

Work Truck Attachments Segment Third Quarter 2019 Results

$ in millions (except Adjusted EBITDA Margin)	Q3 2019	Q3 2018
Net Sales	$75.6	$69.8
Adjusted EBITDA	$18.7	$18.8
Adjusted EBITDA Margin	24.7%	26.9%

•	Net Sales increased 8% over the prior year, mainly attributable to a strong conclusion to the pre-season shipment period.
•	As expected, the Company experienced an approximate 60%-40% split of pre-season ordering between the second and third quarter of 2019, similar to trends in 2018.
•	Adjusted EBITDA was in line with the prior year, while Adjusted EBITDA margins were slightly down due to the impacts of material cost inflation, changes in product mix, plus increased corporate costs related to ongoing investments in the business.

Work Truck Solutions Segment Third Quarter 2019 Results

$ in millions (except Adjusted EBITDA Margin)	Q3 2019	Q3 2018
Net Sales	$66.2	$55.0
Adjusted EBITDA	$6.4	$1.7
Adjusted EBITDA Margin	9.7%	3.2%

•	Record revenue and Adjusted EBITDA for the segment is mainly attributable to a combination of increased volumes, improved operational performance, price recovery on higher material costs, and greater predictability into Class 8 chassis supply.
•	The improved Adjusted EBITDA Margin is primarily driven by global sourcing efforts, DDMS improvement initiatives and continued lower spending.

Dividend & Liquidity

•	Quarterly cash dividend of $0.2725 per share of the Company's common stock was declared on September 5, 2019, and paid on September 30, 2019, to stockholders of record as of the close of business on September 20, 2019.
•	Net Cash Used in Operating Activities for the first nine months of 2019 increased to $21.2 million from $17.9 million used during the first nine months of 2018, due to a higher receivable balance resulting from strong 2019 sales.
•	Free Cash Flow for the first nine months of 2019 decreased to $(29.0) million from $(24.2) million for the first nine months of 2018 due to the timing of working capital invested in accounts receivable.

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Douglas Dynamics – Third Quarter 2019

Outlook

McCormick noted, “Based on our strong year-to-date performance and current visibility, we are reaffirming our overall 2019 outlook. While Class 8 chassis deliveries aren’t expected to improve materially until 2020, the Solutions team has done a tremendous job mitigating the impact of these short-term obstacles and making improvements that we expect will serve us well going forward. As usual, the Attachments team is poised and ready to execute at consistently high levels when the snow starts to fly. Despite potential macroeconomic challenges, we see significant long-term growth opportunities, and remain confident regarding our future prospects.”

The 2019 financial outlook remains unchanged:

•	Net Sales are expected to between $520 million and $560 million.
•	Adjusted EBITDA is predicted to range from $95 million to $115 million.
•	Adjusted Earnings Per Share are expected to be in the range of $2.00 per share to $2.40 per share.
•	The effective tax rate is expected to be approximately 25%.
•	The 2019 outlook assumes that that the Company’s core markets will experience average snowfall levels.

Earnings Conference Call Information

•	The Company will host a conference call on Tuesday, November 5, 2019 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To join the conference call, please dial (877) 369-6591 domestically, or (253) 237-1176 internationally.
•	The call will also be available via the Investor Relations section of the Company’s website at www.douglasdynamics.com. For those who cannot listen to the live broadcast, replays will be available for one week following the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 70 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

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Douglas Dynamics – Third Quarter 2019

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings Per Share, and Free Cash Flow.  The Company believes that these non-GAAP measures are useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies.  Reconciliations of these non-GAAP measures to the nearest comparable GAAP measures can be found immediately following the Consolidated Statements of Cash Flows included in this press release.

Adjusted EBITDA represents net income before interest, taxes, depreciation, and amortization, as further adjusted for stock-based compensation, severance, litigation proceeds, non-cash purchase accounting adjustments and certain charges related to unrelated legal fees and consulting fees.  The Company uses Adjusted EBITDA in evaluating the Company’s operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) represents net income and earnings per share (as defined by GAAP), excluding the impact of stock-based compensation, severance, litigation proceeds, non-cash purchase accounting adjustments, and certain charges related to unrelated legal fees and consulting fees, net of their income tax impact.  Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Free Cash Flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less capital expenditures.  Free Cash Flow should be evaluated in addition to, and not considered a substitute for, other financial measures such as Net Income and Net Cash Provided by Operating Activities.  We believe that free cash flow represents our ability to generate additional cash flow from our business operations.

With respect to the Company’s 2019 guidance, the Company is not able to provide a reconciliation of the non-GAAP financial measures to GAAP because it does not provide specific guidance for the various extraordinary, nonrecurring, or unusual charges and other certain items. These items have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. As a result, reconciliation of the non-GAAP guidance measures to GAAP is not available without unreasonable effort and the Company is unable to address the probable significance of the unavailable information.

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Douglas Dynamics – Third Quarter 2019

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources.  These statements are often identified by use of words such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will" and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies.  Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, the potential that we may be required to recognize goodwill impairment attributable to our Work Truck Solutions segment, increases in the price of steel or other materials, including as a result of tariffs, necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel or freight, a significant decline in economic conditions, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the assets of Dejana Truck & Utility Equipment Company, Inc., which we acquired in 2016, and unexpected costs or liabilities related to such acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2018. You should not place undue reliance on these forward-looking statements.  In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

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Douglas Dynamics – Third Quarter 2019

Financial Statements

Douglas Dynamics, Inc.

Consolidated Statements of Income

(In thousands, except share and per share data)

	Three Month Period Ended		Nine Month Period Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
	(unaudited)		(unaudited)
Net sales	$141,869	$124,832	$411,412	$372,242
Cost of sales	101,930	89,912	288,934	261,446
Gross profit	39,939	34,920	122,478	110,796

Selling, general, and administrative expense	17,269	16,592	52,680	53,281
Intangibles amortization	2,737	2,868	8,217	8,605

Income from operations	19,933	15,460	61,581	48,910

Interest expense, net	(4,271)	(4,379)	(12,610)	(12,420)
Other expense, net	(120)	(12)	(416)	(479)
Income before taxes	15,542	11,069	48,555	36,011

Income tax expense	3,113	1,148	10,949	6,802

Net income	$12,429	$9,921	$37,606	$29,209

Weighted average number of common shares outstanding:
Basic	22,795,412	22,700,991	22,773,546	22,675,450
Diluted	22,832,170	22,726,517	22,808,722	22,697,259

Earnings per share:
Basic earnings per common share attributable to common shareholders	$0.54	$0.43	$1.63	$1.27
Earnings per common share assuming dilution attributable to common shareholders	$0.53	$0.43	$1.61	$1.26
Cash dividends declared and paid per share	$0.27	$0.27	$0.82	$0.80

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Douglas Dynamics – Third Quarter 2019

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2019	2018
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,870	$27,820
Accounts receivable, net	153,231	81,485
Inventories	90,406	81,996
Inventories - truck chassis floor plan	19,709	4,204
Refundable income taxes paid	171	-
Prepaid and other current assets	4,163	3,590
Total current assets	272,550	199,095

Property, plant, and equipment, net	56,764	55,195
Goodwill	241,006	241,006
Other intangible assets, net	166,461	174,678
Operating lease - right of use asset	22,203	-
Other long-term assets	7,925	6,219
Total assets	$766,909	$676,193

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$16,995	$18,703
Accrued expenses and other current liabilities	27,613	23,306
Floor plan obligations	19,709	4,204
Operating lease liability - current	3,626	-
Income taxes payable	-	106
Short term borrowings	57,000	-
Current portion of long-term debt	2,143	32,749
Total current liabilities	127,086	79,068

Retiree health benefit obligation	6,531	6,240
Pension obligation	2,480	2,129
Deferred income taxes	48,640	48,198
Long-term debt, less current portion	242,411	242,946
Operating lease liablility - noncurrent	18,813	-
Other long-term liabilities	20,944	14,856

Total stockholders' equity	300,004	282,756
Total liabilities and stockholders' equity	$766,909	$676,193

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Douglas Dynamics – Third Quarter 2019

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Nine Month Period Ended
	September 30, 2019	September 30, 2018
	(unaudited)
Operating activities
Net income	$37,606	$29,209
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	14,335	14,215
Loss on disposal of fixed assets	-	185
Amortization of deferred financing costs and debt discount	910	911
Stock-based compensation	3,061	4,180
Provision for losses on accounts receivable	988	446
Deferred income taxes	442	7,178
Earnout liability	(217)	-
Changes in operating assets and liabilities:
Accounts receivable	(72,734)	(47,105)
Inventories	(8,410)	(19,795)
Prepaid and other assets and refundable income taxes paid	(2,450)	(4,093)
Accounts payable	(1,594)	(872)
Accrued expenses and other current liabilities	4,418	4,360
Benefit obligations and other long-term assets and liabilities	2,476	(6,723)
Net cash used in operating activities	(21,169)	(17,904)

Investing activities
Capital expenditures	(7,801)	(6,302)
Net cash used in investing activities	(7,801)	(6,302)

Financing activities
Shares withheld on restricted stock vesting paid for employees’ taxes	(50)	(23)
Dividends paid	(18,879)	(18,291)
Net revolver borrowings	57,000	38,000
Repayment of long-term debt	(32,051)	(32,355)
Net cash provided by (used in) financing activities	6,020	(12,669)
Change in cash and cash equivalents	(22,950)	(36,875)
Cash and cash equivalents at beginning of year	27,820	36,875
Cash and cash equivalents at end of period	$4,870	$-

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$40,974	$30,034

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Douglas Dynamics – Third Quarter 2019

Douglas Dynamics, Inc.

Segment Disclosures (unaudited)

(In thousands)

	Three Months Ended September 30, 2019	Three Months Ended September 30, 2018	Nine Months Ended September 30, 2019	Nine Months Ended September 30, 2018
Work Truck Attachments
Net Sales	$75,632	$69,806	$213,693	$197,931
Adjusted EBITDA	$18,673	$18,780	$59,423	$60,226
Adjusted EBITDA Margin	24.7%	26.9%	27.8%	30.4%

Work Truck Solutions
Net Sales	$66,237	$55,026	$197,719	$174,311
Adjusted EBITDA	$6,393	$1,738	$18,772	$7,448
Adjusted EBITDA Margin	9.7%	3.2%	9.5%	4.3%

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Douglas Dynamics – Third Quarter 2019

Douglas Dynamics, Inc.

Net Income to Adjusted EBITDA reconciliation (unaudited)

(In thousands)

	Three month period ended September 30,		Nine month period ended September 30,
	2019	2018	2019	2018
Net income	$12,429	$9,921	$37,606	$29,209

Interest expense - net	4,271	4,379	12,610	12,420
Income tax expense	3,113	1,148	10,949	6,802
Depreciation expense	1,991	1,916	6,118	5,610
Intangibles amortization	2,737	2,868	8,217	8,605
EBITDA	24,541	20,232	75,500	62,646

Stock-based compensation	525	15	3,061	4,180
Purchase accounting (1)	-	-	(217)	-
Other charges (2)	-	271	(149)	848
Adjusted EBITDA	$25,066	$20,518	$78,195	$67,674
Adjusted EBITDA as a percentage of Net sales	17.7%	16.4%	19.0%	18.2%

(1)  Reflects reversal of earn-out compensation acquired in conjunction with the acquisition of Henderson in the periods presented.

(2) Reflects one time, unrelated legal, severance and consulting fees for the periods presented.

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Douglas Dynamics – Third Quarter 2019

Douglas Dynamics, Inc.

Reconciliation of Net Income to Adjusted Net Income (unaudited)

(In thousands, except share and per share data)

	Three month period ended September 30,		Nine month period ended September 30,
	2019	2018	2019	2018
Net income	$12,429	$9,921	$37,606	$29,209
Adjustments:
Stock based compensation	525	15	3,061	4,180
Purchase accounting (1)	-	-	(217)	-
Other charges (2)	-	271	(149)	848
Tax effect on adjustments	(131)	(71)	(674)	(1,257)
Adjusted net income	$12,823	$10,136	$39,627	$32,980

Weighted average common shares outstanding assuming dilution	22,832,170	22,726,517	22,808,722	22,697,259

Adjusted earnings per common share - dilutive	$0.55	$0.44	$1.70	$1.42

GAAP diluted income per share	$0.53	$0.43	$1.61	$1.26
Adjustments net of income taxes:

Stock based compensation	0.02	-	0.10	0.14
Purchase accounting (1)	-	-	(0.01)	-
Other charges (2)	-	0.01	-	0.02

Adjusted diluted earnings per share	$0.55	$0.44	$1.70	$1.42

(1)  Reflects reversal of earn-out compensation acquired in conjunction with the acquisition of Henderson in the periods presented.

(2) Reflects one time, unrelated legal, severance and consulting fees for the periods presented.

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Douglas Dynamics, Inc.

Free Cash Flow reconciliation (unaudited)

(In thousands)

	Three month period ended September 30,		Nine month period ended September 30,
	2019	2018	2019	2018
Net cash used in operating activities	$(20,849)	$(28,895)	$(21,169)	$(17,904)
Acquisition of property and equipment	(2,350)	(2,223)	(7,801)	(6,302)
Free cash flow	$(23,199)	$(31,118)	$(28,970)	$(24,206)